Exhibit 99.1

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CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands To Redeem $650 million

4.625% Senior Notes Due 2023

VICTOR, N.Y., Feb. 15, 2013 – Constellation Brands, Inc., (NYSE: STZ and STZ.B) announced today it will redeem its $650 million 4.625% Senior Notes due 2023. The proceeds of these notes have been held in escrow since their issuance, and these notes are subject to a special mandatory redemption under certain circumstances. Based on the differences between the original Crown Imports acquisition and the recently announced revised agreement for Constellation’s acquisition of the complete U.S. business of Grupo Modelo, the company has determined that the conditions for the release of proceeds cannot be satisfied. Constellation will give notice on February 19, 2013, to the escrow agent to release the note proceeds to the paying agent for purposes of effecting the special mandatory redemption. As a result, these notes will be redeemed on February 20, 2013, at a redemption price equal to 100% of the principal amount of these notes plus accrued and unpaid interest to but excluding February 20, 2013.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and more than 4,400 talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.